EXHIBIT 99

First Interstate BancSystem Reaching New Heights

To our shareholders,

First Interstate BancSystem reported third quarter 2004 net income of $11,086,000, or $1.39 per diluted share compared to $11,830,000 or $1.50 per diluted share in third quarter 2003. Return on average equity (ROAE) was 15.54% in third quarter 2004 compared to 17.88% last year, return on average assets (ROAA) 1.10% versus 1.24%, and efficiency ratio of 66.10% versus 60.22%.

Net interest income of $37,554,000 in third quarter 2004 was $2,104,000 more than the same period last year. The net interest margin of 4.32% increased 4 basis points over the same period last year. Quarterly average loans grew $121,919,000, or 5%; while quarterly average deposits grew $152,217,000, also 5%.

Non-interest income of $19,722,000 was $2,415,000 or 14% higher than third quarter 2003. Residential real estate revenue continued it’s year over year decline with third quarter 2004 $1,991,000, or 46%, lower than third quarter 2003. In July 2004, the Cut Bank branch was sold resulting in a gain of $1,690,000. Further, in third quarter 2003, investment securities were sold resulting in a $1,594,000 loss. Removing the 2004 Cut Bank gain and 2003 securities loss, non-interest revenue would show a 5% decrease compared to third quarter 2003.

Non-interest expense was $6,091,000, or 19%, higher than the comparable quarter in 2003. In third quarter 2004, we recorded $1,180,000 mortgage servicing rights (MSR) impairment expense compared to $2,585,000 MSR impairment reversal for the third quarter in 2003. Excluding the effect of mortgage servicing impairment and reversal, non-interest expense increased $2,326,000, or 7%.

Year to date net income of $33,376,000 exceeded the first nine months of 2003 by $2,474,000 or 8%. The previously mentioned MSR fluctuations have a negligible year over year financial effect. Fully diluted earnings per share were $4.19, compared to $3.92 for the same period last year. Net interest income was up $7,184,000 due to strong loan and deposit growth. Non-interest revenue was up $74,000, the small increase year over year the result of a $6,593,000, or 51%, decrease in residential real estate revenue which nearly offsets increases in other revenue categories. Non-interest expense was up $4,051,000, or 4%, from 2003. The efficiency ratio of 64.28% for the first nine months of 2004 was 39 basis points lower than last year.

Dividends of $.42 per share were paid on October 8th.

We are pleased with our financial results through third quarter 2004. Thank you to our talented team of employees, officers, managers and advisory directors who continue to effectively drive our progress on strategic initiatives in a challenging economic environment.

Lyle R. Knight	Terrill R. Moore
President	Chief Financial Officer
Chief Executive Officer

Financial Highlights
Three Months ended September 30

in thousands except per share data	2004	2003	% Change

(unaudited)

OPERATING RESULTS
Net income	$11,086	$11,830	-6.3%
Diluted earnings per share	1.39	1.50	-7.3%
Dividends per share	0.40	0.32	25.0%

PERIOD END BALANCES
Assets	4,063,162	3,857,118	5.3%
Loans	2,674,963	2,566,288	4.2%
Investment Securities	841,029	770,878	9.1%
Deposits	3,236,518	3,124,176	3.6%
Common Stockholders’ Equity	302,299	266,382	13.5%
Common Shares Outstanding	7,990	7,909	1.0%

QUARTERLY AVERAGES
Assets	3,998,892	3,789,797	5.5%
Loans	2,651,383	2,529,464	4.8%
Investment Securities	799,916	785,380	1.9%
Deposits	3,202,681	3,050,464	5.0%
Common Stockholders’ Equity	283,837	262,538	8.1%
Common Shares Outstanding	7,887	7,848	0.5%

Third Quarter 2004

Third Quarter 2004

Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2004	2003	2004	2003

Total interest income	$48,143	$46,839	$141,756	$141,698
Total interest expense	10,589	11,389	30,666	37,792

Net interest income	37,554	35,450	111,090	103,906
Provision for loan losses	2,387	2,422	7,346	7,422

Net interest income after provision for loan losses	35,167	33,028	103,744	96,484
Noninterest income	19,722	17,307	53,618	53,544
Noninterest expense	37,861	31,770	105,877	101,826

Income before taxes	17,028	18,565	51,485	48,202
Income taxes	5,942	6,735	18,109	17,300

Net income	$11,086	$11,830	$33,376	$30,902

COMMON SHARE DATA:
Diluted EPS	1.39	1.50	4.19	3.92
Dividends	0.40	0.32	1.14	0.98
Book value			37.88	33.68
Tangible book value			33.20	28.92
Appraised value			*	49.50

* Currently not available, $54.50 as of June 30, 2004

Selected Ratios (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2004	2003	2004	2003

PERFORMANCE
Return on avg common equity	15.54%	17.88%	15.76%	16.26%
Return on avg common equity excl. market adj of securities	15.02%	18.06%	15.63%	16.40%
Return on avg assets	1.10%	1.24%	1.13%	1.12%
Net interest margin, FTE	4.32%	4.28%	4.36%	4.38%
Efficiency ratio	66.10%	60.22%	64.28%	64.67%

CREDIT QUALITY (Period End)
Provision for loan losses to average loans			0.38%	0.41%
Net charge offs to average loans			0.20%	0.28%
Allowance for loan losses to loans			1.58%	1.52%
Allowance for loan losses to non-accruing loans			189.12%	152.14%
CAPITAL ADEQUACY & LIQUIDITY
Leverage capital ratio			7.34%	7.01%
Avg loans to avg deposits			82.61%	81.18%

Condensed Consolidated Balance Sheets (Unaudited)
(In thousands)

	September 30
	2004	2003

ASSETS
Cash and due from banks	$233,071	$221,344
Federal funds sold	56,415	57,310
Interest bearing deposits	6,816	695
Investment securities	841,029	770,878
Loans	2,674,963	2,566,288
Less: allowance for loan losses	42,396	38,782

Net loans	2,632,567	2,527,506
Premises & equipment, net	120,015	108,438
Accrued interest receivable	22,015	21,805
Goodwill and core deposit intangibles	39,878	41,368
Other real estate owned, net	1,647	1,627
Other assets	109,709	106,147

Total Assets	$4,063,162	$3,857,118

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$3,236,518	$3,124,176
Securities sold under repurchase agreements	401,078	335,012
Other liabilities	31,443	32,957
Other borrowed funds	8,051	9,190
Long-term debt	42,535	49,401
Subordinated debenture and trust preferred securities	41,238	40,000

Total Liabilities	3,760,863	3,590,736
Common stockholders’ equity	302,299	266,382

Total Liabilities and Stockholders’ Equity	$4,063,162	$3,857,118

Navigating our course

First Interstate BancSystem

P.O. Box 30918 • Billings, Montana 59116 • (406) 255-5390
www.firstinterstatebank.com